SUN CAPITAL ADVISERS TRUST

Secretary’s Certificate

I, Maura A. Murphy, Secretary of Sun Capital Advisers Trust (the “Trust”), a Delaware business trust, certify that the following is a true and correct copy of a vote adopted by the Board of Trustees of the Trust, on November 14, 2007, and that such vote has not been amended, modified or rescinded and is in full force and effect on the date hereof:

VOTED:
That the action of the Treasurer of the Trust, in extending the term of the Trust’s previous Fidelity Bond issued by Continental Casualty Company, a subsidiary of CNA Insurance Companies, from October 1, 2007 to October 30, 2007 in consideration of a pro-rated annual premium of $139 be, and it hereby is, approved, ratified and confirmed.

FURTHER
VOTED:
That the action of the Treasurer of the Trust, in binding coverage for the Trust under a new Fidelity Bond issued by ICI Mutual Insurance Company, from October 31, 2007 to December 14, 2008, in consideration of a premium of $11,816 for the period of coverage be, and it hereby is, approved, ratified and confirmed.

FURTHER
VOTED:
That upon review and due consideration of all relevant factors the form of Fidelity Bond issued by ICI Mutual Insurance Company, under which the Trust (including each of its series) will be insured effective as of October 31, 2007, and the amount thereof, namely coverage up to $3 million for any larceny or embezzlement committed by any Covered Person hereby is determined to be reasonable and is hereby approved.

FURTHER
VOTED:
That in the event recovery is received under such Fidelity Bond as a result of a loss sustained by a Fund and one or more other Funds, each Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which it would have received had the Fund provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the Investment Company Act of 1940.

IN WITNESS WHEREOF, I have hereunto set my hand this 29th day of November, 2007.

/s/ Maura A. Murphy
Maura A. Murphy
Secretary